Exhibit 99.1

Company Contacts:	Investor Contacts:
Nuvectra Corporation	The Ruth Group

Walter Berger, Chief Operating Officer and Chief Financial Officer	Nick Laudico
(214) 474-3102	(646) 536-7030
wberger@nuvectramed.com	nlaudico@theruthgroup.com

Jennifer Armstrong, Media Relations	Zack Kubow
(214) 474-3110	(646) 536-7020
jarmstrong@nuvectramed.com	zkubow@theruthgroup.com

Nuvectra™ Reports Fourth Quarter and Full Year 2016 Financial Results

Plano, Texas, March 7, 2017 – Nuvectra Corporation (NASDAQ: NVTR), a neurostimulation medical device company, announced today financial results for the fourth quarter and full year ended December 30, 2016.

Recent Highlights

●	Completed FDA Premarket Approval and TUV CE mark submissions for Virtis™
●	Executed direct supply agreement with Minnetronix for Algovita® external devices
●	Extended availability of the final two tranches of the $45 million debt facility
●	U.S. Algovita sales team of 66 employees with reps covering 48 active territories

Scott Drees, CEO, said, “We had a productive fourth quarter of 2016. We continued to build and strengthen our commercial infrastructure, increasing territory coverage, and elevating our reps’ expertise communicating the valuable features and benefits of Algovita. More recently, we achieved two key regulatory milestones for the Virtis Sacral Nerve Stimulation System, completing CE Mark and FDA regulatory submissions. SNS represents a large, fast-growing, and underserved market and we expect the launch of Virtis will provide additional validation of our neurostimulation platform and will be another key driver for our business. As we enter 2017, we remain enthusiastic about our anticipated sales force productivity ramp as our commercial team continues to gain experience in the field and drives adoption of what we believe to be one of the most advanced spinal cord stimulation platforms in the world.”

Walter Berger, COO and CFO, said, “In the fourth quarter we executed a direct supply agreement with Minnetronix for Algovita’s external devices, allowing us to directly manage this portion of our manufacturing with greater control over supply costs and inventory. In February 2017, we extended the availability of our debt facility by six months, giving us additional financial flexibility to execute our business plan. These milestones will support the ongoing ramp of our commercial activity and new product development, further enhancing our competitive position heading into 2017.”

Fourth Quarter and Full Year Financial Results

Total revenue in the fourth quarter of 2016 was $4.2 million, a 220.4% increase from $1.3 million in the fourth quarter of 2015. Total revenue for the full year 2016 was $12.5 million, a 139.3% increase from $5.2 million for the full year 2015. Gross profit in the fourth quarter of 2016 was $1.7 million, or 40.2% gross margin, an increase from $0.4 million, or 30.9% gross margin, in the fourth quarter of 2015. Total gross profit for the full year 2016 was $6.1 million, or 48.7% gross margin, an increase from $1.9 million, or 35.6% gross margin, for the full year 2015.

Operating expenses in the fourth quarter of 2016 were $14.7 million, a 142.1% increase from $6.1 million in the fourth quarter of 2015. Total operating expenses for the full year 2016 were $43.5 million, an increase of 65.5% from $26.3 million for the full year 2015. The increase in both periods reflects investments in the Company’s sales and marketing team, along with higher headcount and other costs related to becoming a public company.

Net loss for the fourth quarter of 2016 was $(13.1) million or $(1.27) per share, compared with a net loss of $(5.7) million, or $(0.55) per share, for the fourth quarter of 2015. Net loss for the full year 2016 was $(38.4) million or $(3.74) per share, compared to $(24.4) million or $(2.38) per share for the full year 2015.

Total cash and cash equivalents were $63.7 million as of December 30, 2016.

Conference Call Information

Nuvectra will hold a conference call on Tuesday, March 7, 2017 at 8:30am ET to discuss the results. The dial in numbers are (844) 882-7830 for domestic callers and (574) 990-9704 for international callers. The conference ID is 69290765. A live webcast of the conference call will be available on the investor relations section of the Company’s website at http://investors.nuvectramed.com/.

A replay of the call will be available starting on March 7, 2017 through March 14, 2017. To access the replay, dial (855) 859-2056 for domestic callers and (404) 537-3406 for international callers and enter access code 69290765. The webcast will be available in the investor relations section of the Company’s website for 90 days following the completion of the call.

About Nuvectra Corporation

Nuvectra™ is a neurostimulation company committed to helping physicians improve the lives of people with chronic neurological conditions. The Algovita Spinal Cord Stimulation (SCS) System is our first commercial offering and is CE marked and FDA approved for the treatment of chronic pain of the trunk and/or limbs. Our innovative technology platform also has capabilities under development to support other neurological indications such as sacral nerve stimulation (SNS), and deep brain stimulation (DBS). In addition, our NeuroNexus subsidiary designs, manufactures and markets leading-edge neural-interface technologies for the neuroscience clinical research market. Visit the Nuvectra website at www.nuvectramed.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains "forward-looking statements," including statements we make regarding the outlook for Nuvectra as an independent publicly-traded company. Forward-looking statements are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions, and therefore they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and may be outside of our control. Our actual performance may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Any forward-looking statement made by us is based only on information currently available to us and speaks only as of the date on which it is made.  Important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements include: (i) our ability to successfully commercialize Algovita and to develop, complete and commercialize enhancements or improvements to Algovita; (ii) our ability to successfully compete with our current SCS competitors and the ability of our U.S. sales representatives to successfully establish market share and acceptance of Algovita, (iii) the uncertainty of obtaining regulatory approvals in the United States and Europe for our Virtis SNS system, (iv) our ability to successfully launch and commercialize the Virtis SNS system if it receives regulatory approval (v) our ability to demonstrate the features, perceived benefits and capabilities of Algovita to physicians and patients in competition with similar products already well established and sold in the SCS market; (vi) our ability to anticipate and satisfy customer needs and preferences and to develop, introduce and commercialize new products or advancements and improvements to Algovita in order to successfully meet our customers’ expectations; (vii) the outcome of our development plans for our neurostimulation technology platform, including our ability to identify additional indications or conditions for which we may develop neurostimulation medical devices or therapies and seek regulatory approval thereof; (viii) our ability to identify business development and growth opportunities and to successfully execute on our strategy, including our ability to seek and develop strategic partnerships with third parties to, among other things, fund clinical and development costs for new product offerings; (ix) the performance by our development partners, including Aleva Neurotherapeutics, S.A., of their obligations under their agreements with us; (x) the scope of protection for our intellectual property rights covering Algovita and other products using our neurostimulation technology platform, along with any product enhancements or improvements; (xi) our ability to successfully build, attract and maintain an effective commercial infrastructure and qualified sales force in the United States; (xii) our compliance with all regulatory and legal requirements regarding implantable medical devices and interactions with healthcare professionals; (xiii) any product recalls, or the receipt of any warning letters, mandatory corrections or fines from any governmental or regulatory agency; and (xiv) our ability to satisfy the conditions and covenants, including trailing six month revenue milestones, of our Credit Facility.  Please see the sections entitled “Cautionary Statement Concerning Forward-Looking Statements" and “Risk Factors” in Nuvectra’s Registration Statement on Form 10 and in our other quarterly and periodic filings for a description of these and other risks and uncertainties.  We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

NUVECTRA CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	As of
	December 30, 2016	January 1, 2016
ASSETS
Current assets:
Cash and cash equivalents	$63,710	$202
Trade accounts receivable, net of allowance for doubtful accounts of $10 in fiscal 2016 and $56 in fiscal 2015	3,177	417
Inventories	5,233	24
Prepaid expenses and other current assets	443	121
Total current assets	72,563	764
Property, plant and equipment, net	6,317	4,469
Intangible assets, net	1,714	1,983
Goodwill	38,182	38,182
Other long-term assets	526	—
Total assets	$119,302	$45,398

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,928	$—
Accrued liabilities	3,355	18
Other accrued compensation	1,766	524
Accrued bonuses	991	198
Amount due to non-controlling interests	—	6,818
Total current liabilities	16,040	7,558
Other long-term liabilities	940	—
Long-term debt, net	13,744	—
Total liabilities	30,724	7,558

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value, 100,000,000 shares authorized; 10,319,627 and 0 shares issued and outstanding in fiscal 2016 and fiscal 2015, respectively	10	—
Additional paid-in capital	121,806	—
Accumulated other comprehensive loss	(2)	—
Accumulated deficit	(33,236)	(125,094)
Integer’s net investment	—	162,934
Total stockholders’ equity	88,578	37,840

Total liabilities and stockholders’ equity	$119,302	$45,398

NUVECTRA CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS – Unaudited

(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 30, 2016	January 1, 2016	December 30, 2016	January 1, 2016
Sales:
Product	$3,270	$1,296	$9,314	$5,238
Service	883	—	3,221	—
Total sales	4,153	1,296	12,535	5,238
Cost of sales:
Product	1,934	896	4,806	3,371
Service	550	—	1,624	—
Total cost of sales	2,484	896	6,430	3,371
Gross profit	1,669	400	6,105	1,867
Operating expenses:
Selling, general and administrative expenses	10,322	2,351	28,507	10,541
Research, development and engineering costs, net	4,427	3,688	14,524	15,430
Other operating expenses	—	52	476	312
Total operating expenses	14,749	6,091	43,507	26,283
Operating loss	(13,080)	(5,691)	(37,402)	(24,416)
Interest expense, net	390	—	1,311	—
Other income, net	(395)	—	(285)	—
Loss before provision for income taxes	(13,075)	(5,691)	(38,428)	(24,416)
Provision for income taxes	—	—	—	—
Net loss	$(13,075)	$(5,691)	$(38,428)	$(24,416)
Comprehensive loss	$(13,077)	$(5,691)	$(38,430)	$(24,416)
Basic and diluted net loss per share	$(1.27)	$(0.55)	$(3.74)	$(2.38)
Basic and diluted weighted average shares outstanding	10,305	10,258	10,277	10,258